EXHIBIT (11)

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                     NALCO CHEMICAL COMPANY AND SUBSIDIARIES



                                           Three Months Ended
(Amounts in thousands,                           March 31
except per share data)                    1997             1996
                                          ------          -----


Primary

Average shares outstanding                66,880          67,223

Net effect of dilutive stock options
and shares  contingently  issuable-based
on the treasury stock method using
average market price                         625             306
                                         -------         -------


TOTALS                                    67,505          67,529
                                         =======         =======

Earnings from continuing operations     $ 35,831        $ 30,008
Earnings from discontinued operations,
net of income taxes                            -           1,765
                                        --------        --------

Net earnings                              35,831          31,773

Preferred stock dividends,
net of income taxes                       (2,878)         (2,855)
                                         --------        --------

Net earnings to
common shareholders                     $ 32,953        $ 28,918
                                         ========        ========

Per share amounts:
Earnings from continuing operations      $  0.49         $  0.40
Earnings from discontinued operations,
net of income taxes                            -            0.03
                                         -------         -------

Net earnings to common shareholders      $  0.49         $  0.43
                                         =======         =======

                                  EXHIBIT (11)


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                     NALCO CHEMICAL COMPANY AND SUBSIDIARIES



                                              Three Months Ended
(Amounts in thousands,                              March 31
except per share data)                        1997           1996
                                            ------           -----

Fully Diluted

      Average shares outstanding             66,880          67,223

      Average dilutive effect of
      assumed conversion of ESOP
      Convertible Preferred shares            7,831           7,982

      Additional  shares assuming exercise
      of dilutive stock options and shares
      contingently  issuable-based  on  the
      treasury  stock  method  using  the
      quarter-end market price, if higher
      than average market price                 627             306
                                           --------         --------

          TOTALS                             75,338          75,511
                                           ========         ========

  Earnings from continuing operations      $ 35,831        $ 30,008
  Earnings from discontinued operations
  net of income taxes                             -           1,765
                                            -------         --------

      Net earnings                           35,831          31,773

      Additional ESOP contribution
      resulting from assumed
      conversion, net of income taxes        (1,123)         (1,141)

  Tax adjustment on assumed
  common dividends                             (261)           (230)
                                            --------         --------

      Net earnings to
  common shareholders                      $ 34,447        $ 30,402
                                           ========         ========

Per share amounts:
Earnings from continuing operations         $  0.46         $  0.38
Earnings from discontinued operations,
net of income taxes                               -            0.02
                                            -------         -------

Net earnings to common shareholders         $  0.46         $  0.40
                                            =======         =======